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                                                                   Exhibit 99.1

October 10, 2000

         Seagate Announces First Quarter 2001 Results
         --------------------------------------------

     SCOTTS VALLEY, CALIFORNIA. . . . Seagate Technology, Inc. (NYSE:SEG) today reported revenue of $1.748 billion, pro forma net income of $62 million and pro forma diluted net income per share of $0.26 for its quarter ended September 29, 2000.

For the same period, on a GAAP basis, Seagate reported net income of $75 million and diluted net income per share of $0.31. The primary items included in GAAP net income but excluded from pro forma results were gains on sales of certain investments in equity securities including SanDisk Corporation and Veeco Instruments, Inc., all items related to the Company's investment in Veritas Software Corporation ("Veritas"), and restructuring charges.

For the quarter ended October 1, 1999, pro forma diluted net income per share, which excluded restructuring charges and all items related to the Company's investment in Veritas, was $0.07. For the same period, on a GAAP basis, revenue, net income and diluted net income per share were $1.682 billion, $2 million and $0.01, respectively.

For the immediately preceding quarter ended June 30, 2000, pro forma diluted net income per share, which excluded the gains on exchange of certain equity investments and sales of investments in equity securities, all items related to the Company's investment in Veritas, compensation expense related to employee separation costs, restructuring charges and unusual items, was $0.22. For the same period, on a GAAP basis, revenue, net income and diluted net income per share were $1.548 billion, $231 million and $0.96, respectively.

On March 29, 2000, Seagate announced the proposed transaction with Veritas and an investor group led by Silver Lake Partners ("Silver Lake") which, if consummated, would result in Seagate's stockholders receiving shares of Veritas common stock and cash for their shares of Seagate common stock. We believe that while this transaction is pending, the value of Seagate common stock will depend primarily on the value of Veritas common stock.

Seagate is a leading provider of the Internet Infrastructure enabling people to store, access, and manage information. The Company is committed to providing best-in-class products to help people get information when, where and how they want it. Seagate is the world's largest manufacturer of disc drives, magnetic discs and read-write heads, an innovator in tape drives, Storage Area Network
(SAN) solutions and a leading developer of Business Intelligence software. Seagate can be found around the globe and at http://www.seagate.com. For automated news, stock and financial information by phone, dial toll-free 877-SEG-NYSE. Outside the U.S. and Canada, dial 760-704-4368.

The foregoing press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements regarding the proposed transaction with Veritas and the Silver Lake investor group are based on the current expectations and beliefs of management at Seagate and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such factors could include the failure of the transaction to close due to a failure to receive requisite stockholder or governmental approvals, a failure to fulfill other required closing conditions or the impact of pending litigation. For a detailed discussion of these and other cautionary statements, please refer to the joint proxy statement/prospectus filed by both Seagate and Veritas, as well as Seagate's filings with the Securities and Exchange Commission, especially in the "Factors Affecting Future Operating Results" section of the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Seagate's Form 10-K for its fiscal year ended June 30, 2000.

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                            SEAGATE TECHNOLOGY, INC.
                              FINANCIAL HIGHLIGHTS
                (In Millions Except Per Share and Percent Data)

                                              Three Months Ended
                                              ------------------
                                       September 29,           October 1,
                                           2000                   1999
                                       -------------           ----------
Revenue                                   $1,748                $1,682

Gross profit                                 368                   278

As a percent of revenue                     21.1%                 16.5%

Income before income taxes                $  112                $   --

Provision (benefit) for income taxes          37                    (2)

Net income:

  Amount                                  $   75                $    2

  As a percent of revenue                    4.3%                  0.1%

Net income per share:
  Basic                                   $ 0.33                $ 0.01
  Diluted                                 $ 0.31                $ 0.01


Number of shares used in
  per share computations:
  Basic                                    228.2                 218.6
  Diluted                                  240.4                 224.1

                                       September 29,           October 1,
                                          2000                   1999
                                       -------------           ----------
Balance Sheet
-------------

Cash, Cash Equivalents
  and Short-Term
  Investments                             $2,351                $1,415

Inventories                               $  362                $  404

Inventory Turns                             15.3                  13.9

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